Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni, Ratula Roy
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS FIRST QUARTER

REVENUE OF $29.4 MILLION AND DILUTED EPS OF $0.05

- Net Income Rises 6.3% -

NAPLES, Florida, May 5, 2008 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three months ended March 31, 2008 as summarized below:

Summary of First Quarter Results

($ in millions, except per share data)	Three Months Ended March 31,
	2008	2007	Change
Net revenue	$29.4	$30.8	(4.6)%
Station operating income (SOI—non-GAAP)	8.1	8.6	(5.7)%
Operating income	4.8	5.1	(5.5)%
Net income	1.2	1.1	6.3%
Net income per diluted share	$0.05	$0.05	—

The $1.4 million decrease in net revenue during the three months ended March 31, 2008, compared with the first quarter of 2007 primarily reflects a $1.0 million decrease at the Company’s Ft. Myers-Naples cluster and a $0.5 million decrease at its Las Vegas market cluster. Both of these markets have been impacted by economic weakness related to the housing industry. The net revenue declines in Ft. Myers-Naples and Las Vegas more than offset net revenue improvements generated at the Company’s Miami, Philadelphia, Greenville-New Bern, and Augusta market clusters.

The $0.3 million decrease in operating income in the 2008 first quarter primarily reflects the lower revenue levels compared to the 2007 first quarter and slightly higher selling, general and administrative expenses at the Company’s eleven market clusters. These factors offset an 11% reduction in cost of services as the Company lowered such expenses at seven of its eleven market clusters and maintained cost of services expenses at the same level as 2007 at its remaining four market clusters. Overall, first quarter 2008 total costs and expenses as a percentage of net revenue remained consistent with levels in the first quarter of 2007.

First quarter 2008 station operating income (SOI), a non-GAAP financial measure, fell $0.5 million from the 2007 first quarter as the lower revenue offset reductions in station operating expenses during the period. The $0.1 million increase in 2008 first quarter net income compared to the year ago period primarily reflects a $0.7 million reduction in interest expense due to a decrease in borrowing costs and voluntary repayments of borrowings under the Company’s existing credit facility.

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Beasley Broadcast Group, 5/5/08	page 2

Please refer to the “Calculation of SOI,” and “Reconciliation of SOI to Net Income,” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “The radio industry and Beasley Broadcast Group continued to face a challenging economic climate in the first quarter of 2008. Our first quarter revenue performance was mixed reflecting the generally soft performance of the industry, specific challenges facing our Ft. Myers and Las Vegas market clusters and our success in driving revenue growth in Miami, Philadelphia, Greenville-New Bern and Augusta, though growth in Miami was slightly less than forecasted. In addition, during the first quarter we continued to achieve revenue growth from our interactive initiatives. First quarter interactive revenues accounted for approximately 4.3% of the Company’s total revenue compared with a contribution of approximately 2.7% in the year-ago period.

“Our station personnel did a great job of operating in a difficult environment and during the quarter our station portfolio exceeded the revenue performance of the overall industry. With over four decades in the radio broadcasting industry, Beasley has weathered uncertain times before and we believe radio’s ability to reach targeted demographic audiences while offering listeners localism and portability without subscription fees will prove to be advantages in overcoming the weak environment. Despite current market conditions, we’ve made important progress in key markets like Miami and Philadelphia and have taken actions to address Ft. Myers and Las Vegas, all of which bodes well for the Company’s ability to quickly rebound from the advertising downturn. While we continue to invest in ongoing development of interactive support services for our radio stations, we have also taken steps to cut costs not vital to our sales and programming efforts. These actions are positioning Beasley with the right combination of resources to recapture momentum when radio advertising demand returns to more robust levels.”

During the March 2008 quarter, the Company repurchased 102,350 shares of its common stock at an average price of $5.51 for a total consideration of $0.6 million. Beasley Broadcast Group has approximately $17.4 million remaining available under its existing share repurchase authorization. Since the initiation of its share repurchase program in 2004, Beasley Broadcast Group has repurchased approximately 16.8% of its Class A common shares issued for a total of $12.5 million, at an average price per share of approximately $8.72.

Guidance

The Company has elected to discontinue the practice of providing specific quarterly net revenue guidance. However, the Company intends to provide certain expense expectations during its quarterly conference call (see details below).

Conference Call Information

The Company will host a conference call and simultaneous webcast today, May 5, 2008, at 11:00 a.m. EDT to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/582-2717; please call five minutes in advance to ensure that you are connected prior to the presentation.

Interested parties may also access the live call on the Internet at the Company’s Web site at www.bbgi.com; allow 15 minutes to register and download and install any necessary software. Questions and answers will be reserved for call-in analysts and institutional investors. Following its completion, a replay of the call can be accessed for 5 days on the Internet from the Company’s Web site or for 24 hours via telephone at 800/642-1687 (reservation #44333435).

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 44 stations (27 FM and 17 AM) located in eleven large- and mid-size markets in the United States.

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Beasley Broadcast Group, 5/5/08	page 3

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a financial measure of performance that is not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use this non-GAAP financial measure for internal budgeting purposes. We also use SOI to make decisions regarding the possible acquisition or disposition of radio stations. SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2007. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of May 5, 2008, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

- tables follow -

Beasley Broadcast Group, 5/5/08	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2008	2007
Net revenue	$29,367,381	$30,775,887

Costs and expenses:
Cost of services (excluding depreciation and amortization shown separately below) (1) (2)	9,338,074	10,496,369
Selling, general and administrative (1) (3)	11,964,503	11,727,987
LMA fees (4)	—	159,084
Corporate general and administrative (5)	2,521,262	2,569,902
Depreciation and amortization	715,948	714,272

Total costs and expenses	24,539,787	25,667,614
Operating income	4,827,594	5,108,273
Interest expense	(2,674,605)	(3,377,178)
Other non-operating expense	(222,000)	(13,388)
Interest income	103,922	109,457
Other non-operating income	39,894	3,380

Income before income taxes	2,074,805	1,830,544
Income tax expense	888,017	713,912

Net income	$1,186,788	$1,116,632

Basic and diluted net income per share	$0.05	$0.05

Dividends declared per common share	$0.06	$0.06

Basic common shares outstanding	23,241,923	23,411,126

Diluted common shares outstanding	23,337,228	23,583,300

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $1,082 and $302 for the three months ended March 31, 2008 and March 31, 2007, respectively.
(3)	Includes stock-based compensation of $62,585 and $96,847 for the three months ended March 31, 2008 and March 31, 2007, respectively.
(4)	We operated WJBR-FM in Wilmington under a local marketing agreement which expired upon completion of the acquisition of WJBR-FM on February 1, 2007. We incurred the LMA fees under the local marketing agreement with WJBR-FM.
(5)	Includes stock-based compensation of $435,091 and $569,234 for the three months ended March 31, 2008 and March 31, 2007, respectively.

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Beasley Broadcast Group, 5/5/08	page 5

Selected Balance Sheet Data — Unaudited

(in thousands)

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$5,028	$6,551
Working capital	19,939	21,954
Total assets	334,480	337,152
Long term debt, less current installments	187,306	191,056
Total stockholders’ equity	84,912	85,186

Selected Statement of Cash Flows Data — Unaudited

(in thousands)

	Three Months Ended March 31,
	2008	2007
Net cash provided by operating activities	$4,704	$4,833
Net cash used in investing activities	(460)	(45,332)
Net cash provided by (used in) financing activities	(5,767)	39,025
Net decrease in cash and cash equivalents	(1,523)	(1,474)

Calculation of SOI (Unaudited):

	Three Months Ended March 31,
	2008	2007
Net revenue	$29,367,381	$30,775,887
Station operating expenses	(21,302,577)	(22,224,356)

SOI	$8,064,804	$8,551,531

Reconciliation of SOI to Net Income (Unaudited):

	Three Months Ended March 31,
	2008	2007
SOI	$8,064,804	$8,551,531
LMA fees	—	(159,084)
Corporate general and administrative	(2,521,262)	(2,569,902)
Depreciation and amortization	(715,948)	(714,272)
Interest expense	(2,674,605)	(3,377,178)
Other non-operating expenses	(222,000)	(13,388)
Interest income	103,922	109,457
Other non-operating income	39,894	3,380
Income tax expense	(888,017)	(713,912)

Net income	$1,186,788	$1,116,632

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